Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in (i) the Registration Statement on Form S-3 (No. 333-238212), (ii) the Registration Statement on Form S-4 (No. 333-254482) and (iii) the Registration Statements on Form S-8 (Nos. 333-219603, 333-190252, 333-177752, 333-150405, 333-141468, 333-126566, and 333-126565) of The Goodyear Tire & Rubber Company of our report dated February 22, 2021, relating to the consolidated financial statements and schedule of Cooper Tire & Rubber Company appearing in this Current Report on Form 8-K of The Goodyear Tire & Rubber Company.

/s/ Ernst & Young LLP
ERNST & YOUNG LLP

Toledo, Ohio
May 13, 2021